Alterola Biotech Inc (Purchaser)
And

Affinity Energy and Health Limited (Vendor) And Algae Energy Inc (Company)
DEED OF VARIATION

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THIS AGREEMENT is made the day of June 2019

BETWEEN

Alterola Biotech Inc of 23 Golden Square, London, W1F 9JP United Kingdom (Purchaser);

AND

Affinity Energy and Health Limited (ACN 124 544 190) of Unit 2, 100 Railway Road, Subiaco Western
Australia, Australia 6008 (Vendor);

AND

Algae Energy Inc C/O Unit 2,100 Railway Road, Subiaco, Western Australia, Australia 6008
(Company),

(collectively referred to as the Parties).

RECITALS

A.    The Purchaser, Vendor and the Company have entered into a Share Sale Agreement
(Agreement) dated 30 May 2019.

B.     This Deed of Variation (Deed) is to be read with the Agreement.

C.     The Parties have agreed to vary Agreement as detailed in this Deed.

D.    The Parties agree that the variations contained herein are the only variations to the
Agreement that is covered by this Deed. All of the remaining terms of the Agreement remain unchanged and in effect.

IT IS AGREED as follows:

1.     VARIATIONS

a.     The definition of Business Day in the Agreement be amended to mean a day that is not a
Saturday, Sunday or public holiday in Perth, Western Australia;

b.     The definition of Initial Cash Consideration in the Agreement be amended to mean
USD$100,000 (cash) to be paid to the Vendor in accordance with clause 4 of the
Agreement;

c.     The definition of End Date in the Agreement be amended to be 15 August 2019 or such other date as may be agreed between the Parties in writing;

d.     The definition of Material Adverse Effect in the Agreement be amended such that the dollar amount under (a) and (b) be amended to $100,000;

e.     The definition of Algae Plant Assets in the Agreement be amended at clause (f) to read
Intellectual Property Licence (as referred to in Recital C);

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f. That clause 2, Conditions Precedent in the Agreement be deleted in full and replaced with the following:

2.         Conditions Precedent

2.1       Conditions

Clauses 3 and 7 of this Agreement do not become binding on the Parties unless and until the following Conditions are satisfied or waived in accordance with this clause:

(a)        the Vendor and/or the Purchaser obtaining all necessary governmental and third-party consents, authorisations and approvals (if any), to transfer the Vendor’s Shares to the Purchaser (and by change of the control, the
Project);

(b)       the Vendor obtaining shareholder approval in accordance with the
Australian Securities Exchange (ASX) listing rules if such approval is required by the ASX;

(c)        the parties entering into an exclusive sub-licence agreement for the algae production technology and intellectual property as detailed in the
Intellectual Property Licence Agreement between TECO.BIO, LLC and
ALGAE.TEC LIMITED dated 13th April 2010 and Deed of Variation between TECO.BIO, LLC and ALGAE.TEC LIMITED dated 22nd
December 2010 (“IP") with such licence to cover North America for human nutraceutical products, for a fee equivalent to the balance of the intercompany loan owing by the Vendor to the Company, payable at
Settlement. For the sake of clarity AEB will maintain the exclusive world-
wide licence for the IP over biofuels, non-human nutraceuticals and human nutraceuticals other than North America;

(d)       the parties entering into a standard form royalty agreement in respect of a 20% net royalty (based on normal commercial terms) payable to the
Vendor in respect of the sale and exploitation of human algae nutraceutical products in North America;

(e)        the parties entering into a standard form royalty agreement in respect of a net 2% royalty payable to the Vendor on commercial sales and licensing of any new IP developed by the Company post Completion which uses both the Algae IP and any cannabis products. Such IP will be owned 100%
by the Company;

(f)        The Vendor obtaining the release of the Vendor Shares from any security holder such that the Vendor Shares can be sold by the Vendor unencumbered.

(g)       The Purchaser and the Company providing the Vendor with a full and final release in relation to the intercompany debt owing by the Vendor to the
Company;

(h)        The Purchaser and the Company releasing the Vendor from any and all obligations relative to the contract(s) with Reliance Industries (India).

2.2       Benefit of the Conditions

The Conditions in clauses 2.1(a), (c), (d), (e) and (f) are for the mutual benefit of the Purchaser and the Vendor and the Purchaser may be waived by mutual agreement, on or before the End Date. The Conditions in clause 2.1(b), (g) and (h) are for the sole benefit of the Vendor and can only be waived by the Vendor.

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2.3    Best efforts

Each Party must provide all reasonable assistance to the others as is necessary to satisfy the Conditions.

2.4    Notice

The Purchaser and the Vendor must promptly notify the other in writing if any of the Conditions are satisfied or cannot be satisfied.

2.5    Satisfaction or waiver of Conditions

Subject to clause 2.2, if the Conditions set out in clause 2.1 are not satisfied, or waived, by the relevant Party in accordance with the provisions of this
Agreement on or before the End Date (as varied or extended), this Agreement shall be deemed to be at an end and of no force or effect with no Party being subject to any of the obligations contained in this Agreement.

g. That clause 4(a) be amended to delete the words "only after receipt of this payment will this
Agreement come into full force and effect".

h.   That clause 4 (b) of the Agreement be amended to read 'the payment by the Purchaser to the

Vendor in an amount equal to the balance of the intercompany loan owing by the Vendor to the Company (as offset against the fee for the Sub-Licence referred to in clause 2.1(c))
(Deferred Consideration) and shall be effected by way of journal entry.

i.       That clause 4.1 of the Agreement be deleted and replaced with "Each Party must provide all reasonable assistance to the others as is necessary to satisfy the Deferred Consideration set out in clause 4 (b) above on or before the Settlement Date. The matters that require assistance include (but are not limited to):

(a)     satisfying the conditions in clause 2.1 above; and

(b)    assistance by the Vendor to the Purchaser to agree a schedule of creditors and costs moving forward for budgeting purposes.

j.       That clause 7.2(a)(iii) be deleted.

k.      That clause 9.3 of the Agreement be deleted and replaced with "The Minimum amount which the Purchaser may claim against the Vendor for any individual claim is USD$50,000 and the maximum aggregate amount which the Purchaser may claim against the Vendor for a breach of a Vendor Warranty both individually and collectively is US$350,000."

l.       That clause 11 in the Agreement be amended such that references to other clauses are correct.

m.     That clause 12 (c) of the Agreement be amended by deleting "Namibia" at the end of that clause and replacing it with "Perth, Western Australia, Australia".

n.      That clause 13.2 of the Agreement be amended by inserting the initial address of the
Vendor and the Company as:

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The Vendor Unit 2, 100 Railway Road, Subiaco Western Australia 6008 Email: miames@aeblimited.com.au Attention: Malcolm James
The Company Unit 2,100 Railway Road, Subiaco, Western Australia 6008 Email: miames@aeblimited.com.au Attention: Malcolm James

2.     GENERAL

a.      Authority to Execute

Each of the Parties warrants each of the other Parties that they have authority to execute this
Agreement and that upon execution by that Party, the provisions of this Agreement are binding upon that Party.

b.      Counterparts

This Agreement may be signed in any number of counterparts which, when taken together, will constitute one instrument.

c.      Further Assurances

Each Party must promptly do all things (including executing all documents) necessary or desirable to give full effect to this Agreement.

d.      Variation

An amendment or variation to this Deed is not effective unless it is in writing and signed by the
Parties.

e.      Waiver

No failure or delay on the part of either Party to exercise any right or remedy under this Deed shall be construed or operate as a waiver thereof, nor shall nay single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

f.       Announcements

Neither Party shall make any press or other public announcement concerning any aspect of this
Agreement, or make any use of the name of the other Party in connection with or in consequence of this Deed, without using reasonable endeavours to obtain the approval of the other Party.

g.      Severability

If any provision or part of this Deed is held to be invalid or unenforceable, this Deed shall be deemed to be amended by the addition or deletion of working as appropriate to remove the invalid part or provision but otherwise to retain the provision and the other provisions of this Deed to the maximum extend permissible under applicable law and the Deed will be construed so as to most nearly give effect to the intent of the Parties at the time the Deed was executed.

h.      Governing Law and Jurisdiction

(a)     The law of the State of Western Australia governs this Deed

(b)     the Parties submit to the non-exclusive jurisdiction of the courts of the State of Western

Australia and the Federal Court of Australia.

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EXECUTED by the Parties as an agreement.

Executed by Alterola Biotech Inc Registration number: in accordance with their constituent documents and governing laws:

Signature of Director	Signature of Director / Company Secretary

Full Name of Director	Full Name of Director / Company Secretary

Executed by Algae Energy Inc Registration Number in accordance with their constituent documents and governing laws

/s/ Malcolm James	/s/ Josh Russell Puckridge
Signature of Director	Signature of Director / Company Secretary

MALCOLM JAMES	JOSH RUSSELL PUCKRIDGE
Full Name of Director	Full Name of Director / Company Secretary

Executed on behalf of AFFINITY ENERGY AND HEALTH LIMITED ACN 124 544190 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Malcolm James	/s/ Josh Russell Puckridge
Signature of Director	Signature of *Director / *Secretary

MALCOLM JAMES	JOSH RUSSELL PUCKRIDGE
Full Name of Director	Full Name of *Director / *~~Secretary~~
*delete thatwhich does not apply

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